Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 127	(212) 355-4449 ext. 103
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER 2014 FINANCIAL RESULTS

OCC® Achieves Increases in Net Sales, Gross Profit and Net Income

ROANOKE, VA, September 10, 2014 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its fiscal third quarter ended July 31, 2014. The Company achieved increases in net sales, gross profit and net income for the third quarter of fiscal 2014, compared to the same period in fiscal year 2013.

Third Quarter 2014 Financial Results

Consolidated net sales for the third quarter of fiscal year 2014 increased 7.2% to $21.0 million, compared to net sales of $19.6 million for the third quarter of fiscal year 2013. The increase in net sales during the third quarter was attributable to increased sales of the Company’s fiber optic cable products.

Gross profit increased 19.7% to $7.3 million in the third quarter of fiscal 2014, compared to $6.1 million in the third quarter of fiscal 2013. Gross profit margin, or gross profit as a percentage of net sales, was 34.9% in the third quarter of fiscal 2014, compared to 31.3% in the third quarter of fiscal 2013.

OCC recorded net income attributable to the Company of $292,000, or $0.04 per basic and diluted share, for the third quarter of fiscal year 2014, compared to a net loss attributable to the Company of $125,000, or $0.02 per basic and diluted share, for the third quarter of fiscal year 2013.

Optical Cable Corp. – Third Quarter 2014 Earnings Release

Fiscal Year-to-Date 2014 Financial Results

Consolidated net sales for the first nine months of fiscal year 2014 increased 3.0% to $57.7 million, compared to net sales of $56.0 million for the same period in fiscal year 2013. The Company experienced a year-over-year increase in net sales during the first nine months of fiscal year 2014 in its commercial markets; however, this was partially offset by a decrease in net sales in its specialty markets.

Gross profit was $19.4 million in the first nine months of fiscal year 2014, compared to $19.3 million in the first nine months of fiscal 2013. Gross profit margin was 33.6% in the first nine months of fiscal year 2014, compared to 34.5% in the first nine months of fiscal year 2013.

OCC recorded a net loss attributable to the Company of $263,000, or $0.04 per basic and diluted share, for the first nine months of fiscal year 2014, compared to net income attributable to the Company of $48,000, or $0.01 per basic and diluted share, for the same period last year.

Reorganization Initiatives

As part of OCC’s ongoing efforts to further enhance shareholder value, the Company took steps to streamline operations by eliminating a number of positions at the end of the third quarter of fiscal year 2014. These workforce reductions, together with other positions eliminated earlier in fiscal year 2014, are expected to result in total annual cost savings of approximately $1.0 million. The Company’s reorganization initiative resulted in nonrecurring expenses totaling $138,000 during the third quarter of fiscal year 2014, in addition to similar expenses totaling $226,000 already recognized during the first half of fiscal year 2014.

Stock Repurchases

During the quarter, OCC repurchased and retired 13,400 shares of common stock at an average price of $4.17 under its previously approved stock repurchase program. As of September 5, 2014, the Company had 6,871,628 shares issued and outstanding and authorization to acquire up to 110,100 additional shares under the stock repurchase program.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “During the third quarter, we continued to realize the benefits of our ongoing sales initiatives—increasing net sales 7.2% over third quarter last year. Further, OCC continues to develop and launch new products that we believe will positively impact OCC’s financial results. These new product initiatives reflect the continued successful execution of our long-term strategy to capitalize on growth opportunities and build on OCC’s position as a market leader.”

Mr. Wilkin continued, “Additionally, we continue our ongoing efforts to streamline operations and improve efficiencies at OCC—and we expect our recently completed actions to result in cost savings of $1 million each year. These efforts include reorganization initiatives that have resulted in the elimination of a number of positions at OCC. While such workforce reductions are always difficult, we are confident that we are taking the right steps to make OCC more efficient and position the Company for long-term growth and success.”

Optical Cable Corp. – Third Quarter 2014 Earnings Release

Mr. Wilkin added, “OCC remains committed to returning value to shareholders through OCC’s regular quarterly dividend and the Company’s share repurchase program. With our strong balance sheet, comprehensive product offering, and talented employees, we look forward to executing our plan to continue growing revenues, improving efficiencies, and creating value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, September 10, 2014, at 11:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (888) 868-9083 or (973) 935-8512. For interested individuals unable to join the call, a replay will be available through September 17, 2014, by dialing (855) 859-2056 or (404) 537-3406, pass code 98149723. The call will also be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market (or non-carrier market), offering an integrated suite of high quality products, which operate as a system solution or seamlessly integrate with other providers’ offerings. OCC’s product offerings include designs for uses ranging from commercial, enterprise network, datacenter, wireless, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical, wireless carrier and broadcast applications. OCC products include fiber optic and copper cabling, fiber optic and copper connectors, specialty fiber optic and copper connectors, fiber optic and copper patch cords, pre-terminated fiber optic and copper cable assemblies, racks, cabinets, datacom enclosures, fiber optic and copper patch panels, face plates, multi-media boxes, wireless distributed antenna systems, fiber optic reels and accessories and other cable and connectivity management accessories. OCC products are designed to meet the most demanding needs of end-users, delivering a high degree of reliability and outstanding performance characteristics.

OCC® is internationally recognized for pioneering the design and production of fiber optic cables for the most demanding military field applications, as well as of fiber optic cables suitable for both indoor and outdoor use, and creating a broad product offering built on the evolution of these fundamental technologies. OCC also is internationally recognized for its role in establishing copper connectivity data communications standards, through its innovative and patented technologies.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in each of Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2008 registered, and OCC’s Roanoke and Dallas facilities are MIL-STD-790F certified.

Optical Cable Corp. – Third Quarter 2014 Earnings Release

Optical Cable Corporation, OCC®, Procyon®, Superior Modular Products, SMP Data Communications, Applied Optical Systems, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2014 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,

	2014	2013	2014	2013

Net sales	$21,004	$19,602	$57,730	$56,022
Cost of goods sold	13,666	13,473	38,324	36,703

Gross profit	7,338	6,129	19,406	19,319

SG&A expenses	6,756	6,152	19,638	18,746
Royalty expense, net	33	64	79	69
Amortization of intangible assets	10	14	29	60

Income (loss) from operations	539	(101)	(340)	444

Interest expense	(85)	(125)	(309)	(346)
Other, net	(21)	7	2	(9)
Other expense, net	(106)	(118)	(307)	(355)

Income (loss) before income taxes	433	(219)	(647)	89

Income tax expense (benefit)	(155)	(75)	(325)	47

Net income (loss)	$278	$(144)	$(322)	$42

Net loss attributable to noncontrolling interest	(14)	(19)	(59)	(6)

Net income (loss) attributable to OCC	$292	$(125)	$(263)	$48

Net income (loss) attributable to OCC per share: Basic and diluted	$0.04	$(0.02)	$(0.04)	$0.01

Weighted average shares outstanding:
Basic and diluted	6,934	5,779	6,082	6,313

Cash dividends declared per common share	$0.02	$0.02	$0.06	$0.06

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Optical Cable Corp. – Third Quarter 2014 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31,	October 31,
	2014	2013
Cash	$470	$750
Trade accounts receivable, net	11,901	9,952
Inventories	17,271	18,234
Other current assets	3,569	2,874
Total current assets	33,211	31,810
Non-current assets	14,102	13,605
Total assets	$47,313	$45,415

Current liabilities	$6,800	$4,824
Non-current liabilities	11,122	11,031
Total liabilities	17,922	15,855
Total shareholders’ equity attributable to OCC	30,089	30,199
Noncontrolling interest	(698)	(639)
Total shareholders’ equity	29,391	29,560
Total liabilities and shareholders’ equity	$47,313	$45,415

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